EXHIBIT 21.1
Subsidiaries of the Registrant
     The chart below lists all current subsidiaries of Thomas Weisel Partners Group LLC, a Delaware limited liability company through which our business is currently conducted, and the states or jurisdictions in which they are organized. Immediately prior to the consummation of the Registrant’s initial public offering, pursuant to a plan of reorganization and merger agreement, all of the subsidiaries of Thomas Weisel Partners Group LLC will become subsidiaries of the Registrant.

Name of Subsidiary	State or Jurisdiction of Organization

Thomas Weisel Partners LLC	Delaware

Thomas Weisel Capital Management LLC
      Tailwind Capital Partners LLC
      Thomas Weisel Capital Partners (Dutch) LLC
      Thomas Weisel Venture Partners LLC
      Thomas Weisel Venture Associates LLC
      Thomas Weisel Healthcare Venture Partners LLC
      Thomas Weisel Healthcare Venture Associates LLC
      Thomas Weisel Global Growth Partners LLC
Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware

Thomas Weisel Asset Management LLC Q Street Management LLC	Delaware Delaware
Tailwind Associates, LLC	Delaware

Thomas Weisel Partners International Limited	England and Wales

Thomas Weisel Partners Insurance Services LLC	Delaware